   As filed with the Securities and Exchange Commission on December 19, 1996
                                                     REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           COLONIAL PROPERTIES TRUST
            (Exact Name of Registrant as Specified in Its Charter)



          ALABAMA                                       59-7007599
(State or Other Jurisdiction of                      (I.R.S. Employer
Incorporation or Organization)                       Identification No.)

                      2101 SIXTH AVENUE NORTH, SUITE 750
                          BIRMINGHAM, ALABAMA  35202
                                (205) 250-8700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                THOMAS H. LOWDER
                       2101 SIXTH AVENUE NORTH, SUITE 750
                           BIRMINGHAM, ALABAMA  35202
                                 (202) 250-8700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ______________________

                                   COPIES TO:
                             J. WARREN GORRELL, JR.
                                  ALAN L. DYE
                             HOGAN & HARTSON L.L.P.
                                COLUMBIA SQUARE
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C.  20004-1109

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE         AGGREGATE PRICE PER     AGGREGATE OFFERING            AMOUNT OF
     SECURITIES TO BE REGISTERED        REGISTERED (1)(2)(3)        SECURITY              PRICE (2)(4)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities.....................
Preferred Shares of
 Beneficial Interest (5)............        $216,762,500                (7)                $216,762,500               $65,686
Common Shares of
 Beneficial Interest (6)............
Common Share Warrants...............
====================================================================================================================================

(Footnotes on the following page)

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS WHICH CONSTITUTES PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO AND INCLUDES AN AGGREGATE PRINCIPAL AMOUNT OF $33,237,500 OF SECURITIES REGISTERED ON FORM S-3, REGISTRATION NO. 33-89612.
================================================================================

(Footnotes continued from previous page)

(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Shares, Common Shares or Common Share Warrants. Such contracts may be issued together with the specific Securities to which they relate. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement relates also to $33,237,500 of Securities registered on Form S-3 Registration No. 33-89612 and unissued as of the date hereof.

(4) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares or Preferred Shares that are issued upon conversion of Debt Securities or Preferred Shares or upon exercise of Common Share Warrants registered hereunder, as the case may be. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $216,762,500.

(5) Such indeterminate number of Preferred Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities.

(6) Such indeterminate number of Common Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities or Preferred Shares registered hereunder or upon exercise of Common Share Warrants registered hereunder, as the case may be.

(7) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 1996
PROSPECTUS
                                  $250,000,000

                           COLONIAL PROPERTIES TRUST

   DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES AND COMMON SHARE WARRANTS

                               _________________

  Colonial Properties Trust (the "Company") may from time to time offer in one or more series of (i) unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest ("Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value ("Common Shares"), and (iv) warrants exercisable for Common Shares ("Common Share Warrants"), with an aggregate public offering price of up to $250,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares and Common Share Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Common Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price or, if applicable, information regarding the exchange of units of partnership interest ("Units") of Colonial Realty Limited Partnership for Common Shares; and (iv) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

  The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN FACTORS
                  RELATING TO AN INVESTMENT IN THE SECURITIES.

                               _________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               _________________

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                  MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                               _________________

              THE DATE OF THIS PROSPECTUS IS ___________ __, 19__


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  As used herein, the term "Company" includes Colonial Properties Trust, an Alabama real estate investment trust, and one or more of its subsidiaries (including Colonial Properties Holding Company, Inc., Colonial Realty Limited Partnership, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Properties Trust only or Colonial Realty Limited Partnership only.


                                  THE COMPANY

  The Company is one of the largest developers, owners and operators of multifamily, retail and office properties in the Southeastern United States.
The Company's common shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CLP." It is a fully-integrated real estate company, whose activities include ownership of a diversified portfolio of 71 properties located in Alabama, Florida, Georgia and South Carolina, development of new properties, acquisitions of existing properties and build-to-suit development. The Company is a self-administered equity real estate investment trust ("REIT") that owns 40 garden-style multifamily apartment communities containing a total of 13,657 apartment units (the "Multifamily Properties"), 21 retail properties
(including five regional malls, two "power centers" and 14 neighborhood shopping centers) containing a total of approximately 5.7 million square feet of retail space (the "Retail Properties"), ten office properties containing a total of approximately 1.0 million square feet of office space (the "Office
Properties") and parcels of land adjacent to certain of these properties (the
"Land").   (The Multifamily Properties, the Retail Properties, the Office
Properties and the Land are referred to collectively as the "Properties").
The Company also is expanding four Multifamily Properties and two Retail Properties and is developing four new multifamily properties.

  The Company, through Colonial Properties Holding Company, Inc., a wholly owned subsidiary ("CPHC"), is the sole general partner of, and, as of December 1, 1996, holds approximately 67.7% of the interests in, Colonial Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership owns all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, Colonial Properties Services Limited Partnership (the "Management Partnership"), which provides management services for the Company's properties, and Colonial Properties Services, Inc. (the "Management Corporation"), which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

  Since the Company's initial public offering in September 1993 (the "IPO"), the Company has significantly expanded its portfolio of Properties and its operating businesses. The Company has acquired direct or indirect interests in 24 additional Multifamily Properties, twelve additional Retail Properties (while disposing of a 36,000 square foot mini-warehouse storage facility previously included as a Retail Property) and several additional parcels of Land. The Company also has completed the expansion of three Multifamily Properties, has initiated or is planning the expansion or development of six additional Multifamily Properties, and has initiated major expansions of Macon Mall and Montgomery Promenade. The Company's acquisitions and its expansion and development activities have increased the Company's presence in Alabama, Florida and Georgia, and the Company has expanded its operations into South Carolina through the acquisition of a 488,000 square foot regional mall located in Myrtle Beach.

  The Company's experienced staff of approximately 570 employees provides a full range of real estate services from its headquarters in Birmingham, Alabama and from five regional offices located in the Mobile, Huntsville and Montgomery, Alabama and Orlando and Tampa, Florida metropolitan areas.

  The Company is an Alabama REIT that was formed in July 1993. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                                 RISK FACTORS


  Prospective investors should carefully consider, among other factors, the matters described below.


REAL ESTATE INVESTMENT RISKS

  General.   Real property investments are subject to varying degrees of risk.
The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from retail, multifamily or office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand, for retail, apartment or office space in the area and the attractiveness of the properties to shoppers, residents and tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

  Debt Financing.   The Company is subject to the risks associated with debt
financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on the Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

  Renewal of Leases and Reletting of Space.   The Company is subject to the
risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes are reasonable in light of each Property's situation, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

  Dependence on Primary Markets.   All of the Company's Properties are located
in the Southeastern United States and 40 of the Properties are located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in the Southeast and in Birmingham, Montgomery, central Florida and Macon in particular.

  Possible Environmental Liabilities.   Under various Federal, state and local
laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that could be material. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any Property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

  At one of the Company's Properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. The Company is currently working with the state regulatory agency to remediate the contamination in accordance with applicable requirements. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, the Company has been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and expects to be reimbursed for the remaining costs as well. Currently, a free product recovery program is underway.


CONFLICTS OF INTEREST

  Certain members of the Company's Board of Trustees ("Board of Trustees") and officers (including Thomas and James Lowder, Harold Ripps and Herbert Meisler) own Units in the Operating Partnership and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. Although the Company (through
CPHC), as the sole general partner of the Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, these Unit holders might seek to influence the Company not to sell or refinance the Properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company. The Company has agreed to use its reasonable efforts to minimize the adverse impact of any such refinancing upon the former owners, and to take into account the tax consequences to such former owners in deciding whether to sell a Property, which also may result in decisions that are not in the best interest of all of the shareholders.

  The Lowder family (which includes Thomas, James, Robert and Catherine Lowder and their affiliates) holds interests in certain companies that in the past have performed construction management, insurance brokerage and other services with respect to the Properties. These companies may perform similar services for the Company in the future. As a result of its financial interest in these companies, the Lowder family may realize benefits from transactions between such companies and the Company that are not realized by other shareholders of the Company. In addition, Thomas Lowder and his brother, James Lowder, as trustees of the Company, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Although the Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest, including a policy which requires that transactions in which a trustee or officer of the Company has a conflict of interest be approved by a majority of the disinterested trustees, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts, or that such transactions, if any, will be on terms as favorable to the Company as could be obtained in an arms-length transaction with a third party.

DEVELOPMENT AND ACQUISITION RISKS

  The Company intends to continue development of new multifamily, retail and office properties (including expansions of existing Properties on the land adjacent to those Properties) and to consider acquisitions of multifamily, retail and office properties where it believes that such development or acquisition is consistent with the business strategies of the Company. New project development is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further development activities or acquisitions may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above.


MANAGEMENT, LEASING AND BROKERAGE RISKS; CONTROL OF MANAGEMENT CORPORATION

  The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

  In order to maintain the Company's qualification as a REIT while realizing income from the Company's third-party management business, the capital stock of the Management Corporation (which conducts the Company's third-party management, leasing and brokerage businesses) is divided into two classes. Voting common stock, representing 1.01% of the total equity of the Management Corporation, is held 99% by the Lowder family and 1% by the Company. Nonvoting common stock, representing 98.99% of the total equity of the Management Corporation, is held entirely by the Company. Although the Company holds a total of 99% of the equity interests in the Management Corporation, the Company is not able to elect directors of the Management Corporation and, consequently, the Company's ability to influence the day-to-day decisions of such entity is limited.


CHANGES IN POLICIES

  The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Trustees. Although it has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders or debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Shares.

CERTAIN TAX RISKS

  Tax Liabilities as a Consequence of the Failure to Qualify as a REIT.   The
Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation of the Company."

  REIT Distribution Requirements and Potential Impact of Borrowings.   To obtain
the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-- Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

  Other Tax Liabilities.   Even if the Company qualifies as a REIT, it will be
subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation of the Company and --Other Tax Considerations." In particular, CPHC will be subject to income tax and certain intangible property taxes in Alabama and the State of Alabama may seek to contend that the Company is subject to such taxes as well.


PRICE FLUCTUATIONS OF THE COMMON SHARES AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

  A number of factors may adversely influence the price of the Company's Common Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Shares, the relatively low daily trading volume of REITs in general, including the Common Shares and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may currently issue up to 8,141,023 Common Shares (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 800,000 Common Shares of the Company have been issued or reserved for issuance pursuant to share option and restricted share plans, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of Common Shares will have on the market prices of shares.


POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

  In order to maintain its qualification as a REIT, the Company has limited ownership of the issued and outstanding Common Shares by any single shareholder (other than Lowder family members) to 5% of the outstanding Common Shares (the "Ownership Limit"). The Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Common Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. The Company may elect to redeem such shares for Units, which are subject to certain limitations on transfer. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit will be void. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" for additional information regarding the Ownership Limit. A similar restriction would be imposed on any Preferred Shares or Debt Securities convertible into Preferred or Common Shares that the Company may issue under this Prospectus.


RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

  Various provisions of the Company's Declaration of Trust (the "Declaration of Trust") restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the board to issue preferred shares.


                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including, without limitation, the development and acquisition of additional properties and other acquisition transactions as suitable opportunities arise, the repayment of certain debt outstanding at such time, capital expenditures, improvements to certain properties in the Company's portfolio, working capital and other general purposes.


                      RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 was 1.31, 2.24, 1.92 and 2.39, respectively.

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

  Prior to completion of the Company's IPO, certain of the predecessor entities to the Company operated in a highly leveraged manner. As a result, although the Properties have historically generated positive net cash flow, the combined financial statements of the predecessor entities for the fiscal years ended December 31, 1992 and 1991 show net losses. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $0.8 million and $3.4 million for the years ended December 31, 1992 and 1991, respectively.

  The reorganization and recapitalization of the Company effected in connection with the IPO permitted the Operating Partnership to deleverage the Properties significantly, resulting in an improved ratio of earnings to fixed charges for periods subsequent to the IPO.

                         DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


GENERAL

  The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated
Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

  The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination."

  Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

(1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

(2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

(5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

(6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

(9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

(10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

(14) Whether such Debt Securities will be issued in certificate or book-entry form;

(15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

(17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

(18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest--Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest--Restrictions on
Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

  "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).


MERGER, CONSOLIDATION OR SALE

  The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).


CERTAIN COVENANTS

  Existence.   Except as described above under "Merger, Consolidation or
Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

  Maintenance of Properties.   The Company will be required to cause all of its
material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

  Insurance.   The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

  Payment of Taxes and Other Claims.   The Company will be required to pay or
discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

  Provision of Financial Information.   Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) to transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) to file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, to supply copies of such documents to any prospective Holder (Section 1010).


ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

  Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.


EVENTS OF DEFAULT, NOTICE AND WAIVER

  Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

  Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

  Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

  Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.


SUBORDINATION

  Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be surrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.

  Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and
(vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and
(3) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

  If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.


CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.


REDEMPTION OF SECURITIES

  The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

  From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

  Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

  If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.


GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

             DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

  The Company is authorized to issue 50,000,000 shares of beneficial interest, which may include Preferred Shares. As of November 1, 1996, there were no Preferred Shares outstanding.

  Under the Company's Declaration of Trust, the Board of Trustees may from time to time establish and issue one or more series of Preferred Shares. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series.


THE BOARD OF TRUSTEES

  The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's bylaws (the "Bylaws").


GENERAL

  The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

  The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

(l)  The title and stated value of such Preferred Shares;

(2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

(3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

(4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

(5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

(6)  The provision for a sinking fund, if any, for such Preferred Shares;

(7)  The provision for redemption, if applicable, of such Preferred Shares;

(8)  Any listing of such Preferred Shares on any securities exchange;

(9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

(10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

(11) A discussion of federal income tax considerations applicable to such Preferred Shares;

(12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.


RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term ''equity securities'' does not include convertible debt securities.


DIVIDENDS

  Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

  Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).


REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

  Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

  As discussed below under "Description of Common Shares of Beneficial Interest--General," applicable Alabama law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.


RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares of Beneficial Interest--Ownership Limits," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.


REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.


              DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

GENERAL

  The authorized capital stock of the Company of 50,000,000 shares includes common shares of beneficial interest, $.01 par value per share ("Common Shares"). The outstanding Common Shares entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Shares have no preemptive rights. At December 1, 1996, there were 17,660,527 Common Shares outstanding.

  Common Shares currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

  Both Alabama statutory law governing real estate investment trusts organized under the laws of that state (the Alabama REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

  Subject to such preferential rights as may be granted by the Board of Trustees in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Shares by the Board of Trustees in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

  Advance Notice of Trustee Nominations and New Business.   The Bylaws of the
Company provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Trustees or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Trustees may be made only (i) by or at the direction of the Board of Trustees or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.


RESTRICTIONS ON TRANSFER

  Ownership Limits.   The Company's Declaration of Trust contains certain
restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Declaration of Trust of the Company contains restrictions on the ownership and transfer of Common Shares intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% (the "Common Shares Ownership Limit") of the issued and outstanding Common Shares. Members of the Lowder family (which includes Thomas and James Lowder, members of their family and various corporations and partnerships owned by them) are not subject to the Common Shares Ownership Limit, but they are prohibited from acquiring additional Common Shares if, as a result of such acquisition, a single member of the Lowder family would be considered to own beneficially more than 29% of the outstanding Common Shares, or any two members of the Lowder family would be considered to own beneficially more than 34% of the outstanding Common Shares, or any three members of the Lowder family would be considered to own beneficially more than 39% of the outstanding Common Shares or any four members of the Lowder family would be considered to own beneficially more than 44% of the outstanding Common Shares (the "Excluded Holder Limit"). In addition, they are prohibited from acquiring any Common Shares if such acquisition would cause five beneficial owners of Common Shares to beneficially own in the aggregate more than 50% in value of the outstanding Common Shares.

  In addition to the foregoing ownership limits, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred Shares on a combined basis (the "Aggregate Ownership Limit"). Also, no holder may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares (the "Preferred Shares Ownership Limit"). (The Common Shares Ownership Limit, the Excluded Holder Limit, the Preferred Shares Ownership Limit and the Aggregate Ownership Limit are referred to collectively herein as the "Ownership Limits".)


  The Board of Trustees may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49% of the outstanding Shares. The Board of Trustees may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

  Excess Shares. If any person owns, either directly or constructively under the applicable attribution rules of the Code, Shares in excess of any of the Ownership Limits (which include limits where the acquisition or ownership of Shares would cause the Company to fail to qualify as a REIT), such person will be deemed to have exchanged the Shares that cause an Ownership Limit to be exceeded for an equal number of Excess Shares. The Excess Shares will not be deemed issued to the person who exceeded the Ownership Limit, but instead will be held by the Company as trustee of a trust for the exclusive benefit of a transferee (or transferees) to be designated by the Company, provided that such designee is a person to whom an equal number of Shares could be transferred without violating the Ownership Limits. In addition, any purported transfer of Shares which would cause the transferee to hold Shares in excess of the Ownership Limits, shall be null and void. In such cases, the intended transferee will acquire no rights or economic interest in the Shares, and the transferor will be deemed instead to have transferred such Shares to the Company in exchange for Excess Shares, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the Shares can be transferred without violating the Ownership Limits. The Company generally must designate a transferee within 30 days of an event which results in the deemed exchange for Excess Shares.

  A person who holds or acquires Shares that shall have been deemed exchanged for Excess Shares will not be entitled to vote the Excess Shares and will not be entitled to receive any distributions (any distribution paid on Shares prior to the discovery by the Company that such Shares have been exchanged for Excess Shares shall be repaid to the Company upon demand, and any distribution declared but unpaid shall be rescinded). Such person shall be entitled to receive consideration paid by the Company's designated transferee in an amount that is equal to the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date of the designation of the transferee. Any amount paid by the designated transferee in excess of the amount described in the preceding sentence will be paid to the Company. For these purposes, the market price on a given date is determined by reference to the average closing price of the Shares for the five preceding days. The Excess Shares so transferred will automatically be deemed to be exchanged for Shares. Excess Shares may be purchased by the Company for the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date the Company purchases the Excess Shares.

  The Board of Trustees has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding would in the opinion of counsel be satisfactory to jeopardize the status of the Company as a REIT for Federal income tax purposes.

  All certificates representing Common Shares will bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.


REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Common Shares is the First National Bank of Boston.

                      DESCRIPTION OF COMMON SHARE WARRANTS

  The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

  (1) The title of such Common Share Warrants;

  (2) The aggregate number of such Common Share Warrants;

  (3) The price or prices at which such Common Share Warrants will be issued;

  (4) The designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants;

  (5) The designation and terms of the other Securities offered thereby with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Security offered thereby;

  (6) The date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable;

  (7) The price at which each of the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased;

  (8) The date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire;

  (9) The minimum or maximum number of such Common Share Warrants which may be exercised at any one time;

  (10) Information with respect to book entry procedures, if any;

  (11) A discussion of certain federal income tax considerations; and

  (12) Any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a description of certain Federal income tax consequences to the Company and the holders of Common Shares, Preferred Shares and Common Share Warrants of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term ''Company'' refers solely to Colonial Properties Trust.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY

  General.   The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ending December 31, 1993. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "--Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

  Requirements for Qualification.   The Code defines a REIT as a corporation,
trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The

Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Declaration of Trust contains restrictions regarding the transfer of its Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. See "Description of Shares of Beneficial Interest-- Restrictions on Transfer."

  Income Tests.   In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Management Partnership, which is not an "independent contractor," provides certain services with respect to the Properties, but the Company believes that all such services should be considered "usually or customarily rendered" in connection with the rental of space for occupancy only, although there is no assurance that the IRS might not contend otherwise. If the Operating Partnership contemplates providing services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Operating Partnership will receive no income.

  The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third-party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in the Management Corporation and its share of interest on the Management Corporation note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

  Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets", cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified
REIT subsidiary" or another REIT). The Company owns 100% of the nonvoting stock and l% of the voting stock of the Management Corporation. In addition, the Operating Partnership owns a note issued by the Management Corporation, and by virtue of its ownership of Units, the Company is considered to own its pro rata share of the note of the Management Corporation. Neither the Company nor the Operating Partnership, however, own more than 10% of the voting securities of the Management Corporation. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of the Management Corporation (taking into account both the stock of the Management Corporation held directly and the Company's pro rata share of the note of the Management Corporation held by the Operating Partnership) do not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of the Management Corporation held by the Company (directly and through the Operating Partnership) exceeds the 5% value limitation or that the nonvoting stock of the Management Corporation owned by the Operating Partnership should be considered "voting stock" for this purpose.

  The 5% value requirement must be satisfied each time the Company increases its ownership of securities of the Management Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights or, for example, as a result of investing the proceeds of sales of Common Shares in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Management Corporation.

  Annual Distribution Requirements.   To qualify as a REIT, the Company
generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

  The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, CPHC may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

  Failure to Qualify.   If the Company fails to qualify for taxation as a REIT
in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


TAXATION OF HOLDERS OF COMMON SHARES

  Taxation of Taxable Domestic Shareholders.   As long as the Company qualifies
as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to Preferred Shares, if any, and second to the Common Shares. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any Preferred Shares. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Common Shares have been held for one year or less), assuming the Common Shares are a capital asset in the hands of the shareholder.

  In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such Common Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

  Taxation of Tax-Exempt Shareholders.   The Company does not expect that
distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Common Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.


TAXATION OF HOLDERS OF PREFERRED SHARES OR COMMON SHARE WARRANTS

  Additional Tax Consequences for Holders of Preferred Shares or Common Share Warrants. If the Company offers one or more series of Preferred Shares or Common Share Warrants, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

OTHER TAX CONSIDERATIONS

  Entity Classification.   Substantially all of the Company's investments are
through the Operating Partnership and the Management Partnership. If either the Operating Partnership or the Management Partnership were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see "Taxation of the Company-- Income Tests" and "--Asset Tests").

  Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for Federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as
(1) the entity had a reasonable basis for its claimed classification, (2) the entity and all of its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

  The Company believes that the Operating Partnership and the Management Partnership each will be treated as a partnership for Federal income tax purposes (and not as an association taxable as a corporation) both under existing Treasury Regulations and under the new Treasury Regulations that will become effective January 1, 1997.

  Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties and additional appreciated properties that have been contributed to the Operating Partnership since its formation). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires allocations of income, loss, gain and deduction with respect to the contributed Property be made in a manner consistent with the special rules in section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of their contribution to the Operating Partnership, and
(ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

  Management Corporation.   A portion of the amount distributed by the Company
to shareholders comes from the Management Corporation, through dividends on stock to the Operating Partnership held by the Company and payments on the note held by the Operating Partnership. The Management Corporation does not qualify as a REIT and thus pays Federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and amortization deductions, the Management Corporation does not pay significant income taxes currently. There can be no assurance, however, that the IRS will not challenge these deductions. In any event, future increases in the income of the Management Corporation will be subject to income tax. Any Federal, state or local income taxes that the Management Corporation is required to pay will reduce the cash available for distribution by the Company to its shareholders. In addition, as described above, the value of the securities of the Management Corporation held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Partner exercises his redemption right (or the Company otherwise is considered to acquire additional securities of the Management Corporation, including as the result of the sale of Common Shares, Preferred Shares, or Common Share Warrants pursuant to this Prospectus). See "Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Management Corporation to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

  State and Local Taxes.   The Company and its shareholders may be subject to
state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares, Preferred Shares or Common Share Warrants of the Company.

  The Alabama Real Estate Investment Trust Act (the "Act"), which was enacted in July 1995, generally conforms the treatment of REITs (such as the Company) and qualified REIT subsidiaries (such as CPHC) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Act specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. In addition, the Act provides that neither REITs nor qualified REIT subsidiaries will be subject to a tax on the value of their shares in Alabama. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT's income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT's income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a "trade or business" in Alabama. The
Company has received an opinion from special Alabama tax counsel to the effect that so long as the Company's sole assets consist of stock and securities of other corporations (i.e., CPHC and the Management Corporation), (i) individual shareholders of the Company who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in Common Shares, Preferred Shares or Common Share Warrants of the Company.

  The state of Alabama imposes a franchise tax on corporations organized under Alabama law. The Company is organized as an Alabama real estate investment trust under the Act and believes that it is not subject to the domestic franchise tax. Nevertheless, there can be no assurance that the state of Alabama will not contend that the Alabama franchise tax applies to the Company. Any Alabama franchise tax that the Company is required to pay will reduce the cash available for distribution by the Company to shareholders.

  The Alabama Department of Revenue initiated a tax audit with respect to the Company and CPHC for periods prior to the effective date of the Act. In meetings with the Company and CPHC, the Alabama Department of Revenue initially raised questions about whether the Company was subject to Alabama franchise tax as a Maryland REIT and whether CPHC is entitled to certain substantial deductions claimed by CPHC for Alabama income tax purposes for interest payments made by CPHC to the Company. Under the Act, CPHC will not be subject to a franchise tax liability for tax years beginning after December 31, 1994. The Company is unable at this time to predict whether any liability will result from this audit proceeding or, if so, the amount thereof.


                              PLAN OF DISTRIBUTION

  The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company may also offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.


                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a 'web site' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "10-K").

2. The Company's current reports on Form 8-K filed January 22, 1996 and December 18, 1996.

3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

4. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 33-65954) including an amendment or report filed for the purpose of updating such description.

  All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Douglas B. Nunnelley, the Company's Senior Vice President and Chief Financial Officer at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

                                 LEGAL MATTERS

  The legality of the Debt Securities, the Preferred Shares, the Common Shares and the Common Share Warrants offered hereby and certain tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain Alabama tax matters will be passed on for the Company by Sirote & Permutt, P.C., Birmingham, Alabama

                                    EXPERTS

 The consolidated and combined financial statements and the related financial statement schedules of the Company for the years ended December 31, 1995, 1994, and 1993, which are included in the Company's Form 10-K (incorporated herein by reference); the combined historical summary of revenues and direct operating expenses of Acquired Properties -- Crowne Chase Apartments and Crowne Point Apartments for the year ending December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property -- Northdale Court for the year ended December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property -- Wekiva RiverWalk for the year ended December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property -- Bardmoor Village for the year ended December 31, 1995; and the historical summary of revenues and direct operating expenses of Acquired Property -- Island Walk for the year ended December 31, 1995; all of which are included in the Company's Form 8-K filed with the Commission on December 18, 1996 (incorporated herein by reference), have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

 The historical summary of revenues and direct operating expenses of Acquired Property -- Briarcliffe Mall for the year ended December 31, 1995, which is included in the Company's Form 8-K filed with the Commission on December 18, 1996 (incorporated herein by reference), has been audited by Margolin, Winer & Evens LLP, independent accountants, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

          Registration Fee...................  $ 65,686
          Fees of Rating Agencies............    20,000
          Printing and Duplicating Expenses..   100,000
          Legal Fees and Expenses............   150,000
          Accounting Fees and Expenses.......    50,000
          NASD Fees..........................    23,000
          Blue Sky Fees and expenses.........    30,000
          Miscellaneous......................   100,000
                                               --------
          Total..............................  $538,686
                                               ========

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

          Under the Alabama Real Estate Investment Trust Act of 1995 (the "Alabama REIT law"), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

          The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the "Alabama Corporate Code") for directors and officers of Alabama corporations. In accordance with the Alabama Corporate Code, the Company's Bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Company, that the conduct was in the Company's best interest and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of the Company, he was adjudged liable to the Company, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of such status. In addition, the Company's Bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) the Company shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws, (ii) the Company shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met and (iii) a determination shall have been made, in accordance with Section 8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws. The Company may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Company and to any employee or agent of the Company or a predecessor of the Company.

          Insofar as indemnification for liabilities arising under the Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws. In the event that a claim for indemnification against such liabilities (other than payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Common Shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

Exhibit Number  Exhibit
--------------  -------
4.1  *          Declaration of Trust of the Company
4.2  *          Bylaws of the Company
4.3  *          Specimen Certificate of Common Shares of the Company
4.4  **         Form of Senior Indenture
4.5  **         Form of Subordinated Indenture
5               Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
8.1             Tax Opinion of Hogan & Hartson L.L.P.
8.2             Tax Opinion of Sirote & Permutt P.C.
12              Calculation of Ratio of Earnings to fixed charges
23.1            Consent of Coopers & Lybrand L.L.P.
23.2            Awareness Letter of Coopers & Lybrand L.L.P.
23.3            Consent of Margolin, Winer & Evens LLP
23.4            Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5)
23.5            Consent of Sirote & Permutt P.C. (included as part of Exhibit 8.2)
24    ***       Power of Attorney

_______
*    Previously filed with Registration Statement No. 33-89612 on December 21,
     1995.
**   Previously filed with Registration Statement No. 33-89612 on February 17,
     1995.
***  Filed as part of the signature page of this Registration Statement.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or
                     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Debt Securities offered herein, and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Debt Securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Debt Securities offered herein, and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes that and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the Debt Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

          Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 19, 1996.

                              COLONIAL PROPERTIES TRUST



                              By:   /s/ Thomas H. Lowder
                                 -----------------------------------------------
                                Thomas H. Lowder
                                President, Chief Executive Officer
                                and Chairman of the Board


                               POWER OF ATTORNEY

        We, the undersigned trustees and officers of Colonial Properties Trust, do hereby constitute and appoint Thomas H. Lowder and Douglas B. Nunnelley, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities December 19, 1996.

       SIGNATURE                                         TITLE
       ---------                                         -----



    /s/ Thomas H. Lowder                     President, Chief Executive Officer
-------------------------------------
Thomas H. Lowder                             and Chairman of the Board


    /s/ Douglas B. Nunnelley                 Senior Vice President and
-------------------------------------
Douglas B. Nunnelley                         Chief Financial Officer
                                             (Principal Financial Officer)


    /s/ Kenneth E. Howell                    Vice President and Controller
-------------------------------------
Kenneth E. Howell                            (Principal Accounting Officer)


    /s/ James K. Lowder                      Trustee
-------------------------------------
James K. Lowder

    /s/ Carl F. Bailey                       Trustee
-------------------------------------
Carl F. Bailey



    /s/ M. Miller Gorrie                     Trustee
-------------------------------------
M. Miller Gorrie


    /s/ Donald T. Senterfitt                 Trustee
-------------------------------------
Donald  T. Senterfitt


    /s/ Claude B. Nielsen                    Trustee
-------------------------------------
Claude B. Nielsen


    /s/ Harold W. Ripps                      Trustee
-------------------------------------
Harold W. Ripps


    /s/ Herbert A. Meisler                   Trustee
-------------------------------------
Herbert A. Meisler

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT                                                                                    PAGE
-------                                                                                    ----
NUMBER    EXHIBIT                                                                         NUMBER
------    -------                                                                         ------
4.1  *    Declaration of Trust of the Company................................................
4.2  *    Bylaws of the Company..............................................................
4.3  *    Specimen Certificate of Common Shares of the Company...............................
4.4  **   Form of Senior Indenture...........................................................
4.5  **   Form of Subordinated Indenture.....................................................
5         Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered................................................................
8.1       Tax Opinion of Hogan & Hartson L.L.P...............................................
8.2       Tax Opinion of Sirote & Permutt P.C................................................
12        Calculation of Ratio of Earnings to fixed charges..................................
23.1      Consent of Coopers & Lybrand LLP...................................................
23.2      Awareness Letter of Coopers & Lybrand L.L.P........................................
23.3      Consent of Margolin, Winer & Evens LLP.............................................
23.4      Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5)..................
23.5      Consent of Sirote & Permutt P.C. (included as part of Exhibit 8.2).................
24   ***  Power of Attorney..................................................................

_______
*    Previously filed with Registration Statement No. 33-89612 on December 21,
     1995.
**   Previously filed with Registration Statement No. 33-89612 on February 17,
     1995.
***  Filed as part of the signature page of this Registration Statement.